Exhibit 99.1

OPTICAL CABLE CORPORATION 5290 Concourse Drive Roanoke, VA 24019 (Nasdaq GM: OCC) www.occfiber.com

AT THE COMPANY:

Neil Wilkin	Tracy Smith
Chairman, President & CEO	Senior Vice President & CFO
(540) 265-0690	(540) 265-0690
investorrelations@occfiber.com	investorrelations@occfiber.com

AT JOELE FRANK, WILKINSON BRIMMER KATCHER:

Andrew Siegel	Aaron Palash
(212) 355-4449 ext. 8627	(212) 355-4449 ext. 8603
occ-jfwbk@joelefrank.com	occ-jfwbk@joelefrank.com

FOR IMMEDIATE RELEASE

OPTICAL CABLE CORPORATION REPORTS

FISCAL YEAR AND FOURTH QUARTER 2019 FINANCIAL RESULTS

Roanoke, Va., January 27, 2020 — Optical Cable Corporation (Nasdaq GM: OCC) (“OCC®” or the “Company”) today announced financial results for fiscal year 2019 and its fourth quarter ended October 31, 2019.

Fiscal Year 2019 Financial Results

Consolidated net sales for fiscal year 2019 were $71.3 million compared to record net sales of $87.8 million for fiscal year 2018, a decrease of 18.8%. By comparison, the Company’s consolidated net sales for fiscal year 2017 were $64.1 million.

Net sales decreased in fiscal year 2019 as a result of a number of large orders from one customer in the wireless carrier market in fiscal year 2018 that did not recur at the same levels in fiscal year 2019. Net sales to this customer decreased $19.9 million in fiscal year 2019.

OCC’s consolidated net sales to all other customers during fiscal year 2019 increased 5.7% compared to the prior year (excluding the wireless carrier market from both years), with an increase in OCC’s other specialty markets, partially offset by a decrease in its enterprise market.

OCC reported gross profit of $18.3 million in fiscal year 2019 compared to gross profit of $27.9 million in fiscal year 2018, a decrease of 34.3%. Gross profit margin, or gross profit as a percentage of net sales, was 25.7% in fiscal year 2019 compared to 31.7% for fiscal year 2018.

Optical Cable Corp. – Fourth Quarter 2019 Earnings Release

During fiscal year 2019, the Company experienced significant reduction in gross profit margins, primarily as a result of unintended throughput constraints and inefficiencies experienced in the Roanoke production facility impacting gross profits—particularly in the first quarter of the year. These throughput constraints and inefficiencies resulted from the expansion, training, and restructuring of the Company’s manufacturing workforce and from process changes during fiscal year 2018—initiatives intended to ultimately increase throughput and efficiency in order to meet increased product demand over the short- and long-term.

OCC focused on cost control and correcting the impact of these unintended throughput constraints and inefficiencies during fiscal year 2019—achieving improvements after the first quarter of fiscal year 2019. OCC’s efforts to control costs and correct unintended inefficiencies are ongoing, and the Company believes the benefits of some of the cost reductions and changes that have been made, and continue to be made, will be fully realized in fiscal year 2020.

SG&A expenses decreased 10.3% to $23.4 million during fiscal year 2019 from $26.1 million for fiscal year 2018. The decrease in SG&A expenses during fiscal year 2019 compared to last year was primarily the result of decreases in employee related costs including employee incentives and share-based compensation expense.

OCC recorded a net loss of $5.7 million, or $0.77 per basic and diluted share, for fiscal year 2019, compared to net income of $1.1 million, or $0.14 per basic and diluted share, for fiscal year 2018.

Over 58% of OCC’s fiscal year 2019 net loss occurred in the first quarter of fiscal year 2019—with OCC achieving improvements after the first quarter as a result of efforts to control costs and improve production throughput and efficiencies.

Fourth Quarter 2019 Financial Results

Consolidated net sales were $18.2 million in the fourth quarter of fiscal year 2019, a decrease of 10.0% compared to net sales of $20.3 million in the fourth quarter of fiscal year 2018. The year-over-year decrease in net sales reflects a number of large orders from one customer in the wireless carrier market in the fourth quarter of fiscal year 2018 that did not recur at the same levels in the fourth quarter of fiscal year 2019. Net sales to this customer decreased $2.6 million in the fourth quarter of fiscal 2019, as compared to the prior year period.

OCC’s consolidated net sales to all other customers during the fourth quarter of fiscal year 2019 increased 3.5% compared to the same period in fiscal year 2018 (excluding the wireless carrier market from both periods), with an increase in OCC’s other specialty markets, partially offset by a decrease in its enterprise market.

Gross profit was $4.9 million in the fourth quarter of fiscal year 2019 compared to gross profit of $6.7 million in the same period last year, a decrease of 25.8%. Gross profit margin was 27.1% in the fourth quarter of fiscal year 2019 compared to 32.9% for the same period in fiscal year 2018.

SG&A expenses decreased 19.7% to $5.5 million during the fourth quarter of fiscal year 2019, compared to $6.8 million for the fourth quarter of fiscal year 2018. The decrease in SG&A expenses was primarily the result of decreases in employee related costs including employee incentives and share-based compensation expense.

For the fourth quarter of fiscal year 2019, OCC recorded a net loss of $657,000, or $0.09 per basic and diluted share, compared to a net loss of $350,000, or $0.05 per basic and diluted share, for the fourth quarter of fiscal year 2018.

Optical Cable Corp. – Fourth Quarter 2019 Earnings Release

Credit Agreement Modified

OCC’s Credit Agreement with Pinnacle Bank was modified on January 22, 2020, subsequent to the Company’s fiscal year end. The Credit Agreement was modified to (i) reduce the aggregate outstanding balance under the Credit Agreement by $200,000 on or before April 15, 2020 by reducing the outstanding principal balances on the term loans; (ii) provide that all outstanding and future advances under the Revolver accrue interest at an interest rate of prime lending rate plus 0.50%, effective January 22, 2020, (iii) suspend the current ratio financial covenant for the fiscal quarter ended October 31, 2019, (iv) suspend the fixed charge coverage ratio for the fiscal year ended October 31, 2019, and (v) provide that OCC engage in good faith to negotiate a letter of intent or similar expression of interest to refinance the Revolver by March 31, 2020 and enter into a financing commitment letter, similar equity commitment or combination thereof relating to the financing by May 1, 2020 with closing planned on or before June 30, 2020.

Management's Comments

Neil Wilkin, President and Chief Executive Officer of OCC, said, “During fiscal year 2019, the OCC team again demonstrated its ability to adjust course in a challenging environment. We achieved 5.7% growth in total net sales in our core targeted markets—excluding the volatile wireless carrier market—demonstrating our strong market position and the strength of our comprehensive product offerings. The OCC team took aggressive actions to correct the impact of unintended throughput constraints and inefficiencies that occurred in fiscal year 2019—most significantly impacting the first quarter—resulting from production process changes made necessary by record demand for OCC’s products during fiscal year 2018. Our efforts resulted in gross profit improvements and other SG&A expense reductions beginning in the second quarter of fiscal year 2019, and we expect additional cost savings to be realized in fiscal year 2020.”

Mr. Wilkin concluded, “OCC is uniquely positioned in the fiber optic and copper cabling and connectivity industry with core strengths and capabilities that enable us to grow and successfully compete against our larger competitors. We begin 2020 with a continued focus on driving top-line growth and working with urgency to further increase operational efficiency, reduce costs and realize the benefit of our operating leverage on the Company’s bottom line.”

Conference Call Information

As previously announced, OCC will host a conference call today, January 27, 2020, at 10:00 a.m. Eastern Time. Individuals wishing to participate in the conference call should call (866) 610-1072 in the U.S. or (973) 935-2840 internationally, passcode 6073147. For interested individuals unable to join the call, a replay will be available through Monday, February 10, 2020 by dialing (800) 585-8367 or (404) 537-3406, passcode 6073147. The call will also be broadcast live over the internet and can be accessed by visiting the investor relations section of the Company’s website at www.occfiber.com.

Optical Cable Corp. – Fourth Quarter 2019 Earnings Release

Company Information

Optical Cable Corporation (“OCC®”) is a leading manufacturer of a broad range of fiber optic and copper data communication cabling and connectivity solutions primarily for the enterprise market and various harsh environment and specialty markets (collectively, the non-carrier markets) and also the wireless carrier market, offering integrated suites of high quality products which operate as a system solution or seamlessly integrate with other providers’ offerings.

OCC® is internationally recognized for pioneering innovative fiber optic and copper communications technologies, including fiber optic cable designs for the most demanding environments and applications, copper connectivity designs to meet the highest data communication industry standards, as well as a broad product offering built on the evolution of these fundamental technologies.

OCC uses its expertise to deliver cabling and connectivity products and integrated solutions that are best suited to the performance requirements of each end-user’s application. And, OCC’s solutions offerings cover a broad range of applications—from commercial, enterprise network, datacenter, residential and campus installations to customized products for specialty applications and harsh environments, including military, industrial, mining, petrochemical and broadcast applications, as well as for the wireless carrier market.

Founded in 1983, OCC is headquartered in Roanoke, Virginia with offices, manufacturing and warehouse facilities located in Roanoke, Virginia, near Asheville, North Carolina and near Dallas, Texas. OCC’s facilities are ISO 9001:2015 registered and its Roanoke and Dallas facilities are MIL-STD-790G certified.

Optical Cable Corporation™, OCC®, Procyon®, Superior Modular Products™, SMP Data Communications™, Applied Optical Systems™, and associated logos are trademarks of Optical Cable Corporation.

Further information about OCC® is available at www.occfiber.com.

Optical Cable Corp. – Fourth Quarter 2019 Earnings Release

FORWARD-LOOKING INFORMATION

This news release by Optical Cable Corporation and its subsidiaries (collectively, the “Company” or “OCC”) may contain certain forward-looking information within the meaning of the federal securities laws. The forward-looking information may include, among other information, (i) statements concerning our outlook for the future, (ii) statements of belief, anticipation or expectation, (iii) future plans, strategies or anticipated events, and (iv) similar information and statements concerning matters that are not historical facts. Such forward-looking information is subject to known and unknown variables, uncertainties, contingencies and risks that may cause actual events or results to differ materially from our expectations, and such known and unknown variables, uncertainties, contingencies and risks may also adversely affect Optical Cable Corporation and its subsidiaries, the Company’s future results of operations and future financial condition, and/or the future equity value of the Company. A partial list of such variables, uncertainties, contingencies and risks that could cause or contribute to such differences from our expectations or that could otherwise adversely affect Optical Cable Corporation and its subsidiaries is set forth in Optical Cable Corporation’s quarterly and annual reports filed with the Securities and Exchange Commission (“SEC”) under the heading “Forward-Looking Information.” OCC’s quarterly and annual reports are available to the public on the SEC’s website at http://www.sec.gov. In providing forward-looking information, the Company expressly disclaims any obligation to update this information, whether as a result of new information, future events or otherwise except as required by applicable laws and regulations.

(Financial Tables Follow)

Optical Cable Corp. – Fourth Quarter 2019 Earnings Release

OPTICAL CABLE CORPORATION

Condensed CONSOLIDATED Statements OF OPERATIONS

(thousands, except per share data)

(unaudited)

	Three Months Ended October 31,		Fiscal Year Ended October 31,

	2019	2018	2019	2018

Net sales	$18,250	$20,273	$71,324	$87,828
Cost of goods sold	13,308	13,612	53,019	59,955

Gross profit	4,942	6,661	18,305	27,873

SG&A expenses	5,466	6,802	23,434	26,131
Royalty income, net	(5)	(3)	(6)	(33)
Amortization of intangible assets	10	9	39	35

Income (loss) from operations	(529)	(147)	(5,162)	1,740

Interest expense, net	(139)	(133)	(521)	(608)
Other, net	15	(81)	8	(80)
Other expense, net	(124)	(214)	(513)	(688)

Income (loss) before income taxes	(653)	(361)	(5,675)	1,052

Income tax expense (benefit)	4	(11)	(6)	(17)

Net income (loss)	$(657)	$(350)	$(5,669)	$1,069

Net income (loss) per share:
Basic and diluted	$(0.09)	$(0.05)	$(0.77)	$0.14

Weighted average shares outstanding:
Basic and diluted	7,319	6,667	7,387	7,593

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Optical Cable Corp. – Fourth Quarter 2019 Earnings Release

OPTICAL CABLE CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEET DATA

(thousands)

(unaudited)

	October 31, 2019	October 31, 2018
Cash	$537	$177
Trade accounts receivable, net	10,348	12,833
Inventories	18,096	17,475
Other current assets	399	562
Total current assets	29,380	31,047
Non-current assets	10,727	12,051
Total assets	$40,107	$43,098

Current liabilities	$13,627	$7,028
Non-current liabilities	5,241	9,259
Total liabilities	18,868	16,287
Total shareholders’ equity	21,239	26,811
Total liabilities and shareholders’ equity	$40,107	$43,098

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